As filed with the Securities and Exchange Commission on September 26, 2011

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HORIZON BANCORP
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation or organization)

35-1562417
(I.R.S. employer identification number)

515 Franklin Square
Michigan City, Indiana 46360
(219) 879-0211
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Craig M. Dwight
President and Chief Executive Officer
Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
(219) 879-0211
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Curt W. Hidde, Esquire
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana 46204
Telephone: (317) 231-7707
Facsimile: (317) 231-7433

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ❒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ❒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ❒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ❒	Accelerated filer ❒
Non-accelerated filer ❒ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Senior Non-Cumulative Perpetual Preferred Stock, Series B(1)	12,500 shares	$1,000 (1)	$12,500,000 (1)	$1,451.25 (1)
Depositary Shares(2)	--	--	--	--
TOTAL:	12,500 shares	$1,000	$12,500,000	$1,451.25

(1)
Represents the liquidation preference amount for each share of Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) that was sold by Horizon Bancorp in a non-public offering to the Secretary of the Treasury under the Small Business Lending Fund program. Includes such number of additional shares of Series B Preferred Stock, of a currently indeterminable amount, as may from time to time become issuable by reason by share splits, share dividends or similar transactions, which shares of Series B Preferred Stock are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
In the event the Treasury requests that Horizon deposit shares of the Series B Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of Series B Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series B Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described in this prospectus cannot be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Preliminary Prospectus Subject to Completion

Dated September 26, 2011

HORIZON BANCORP

12,500 Shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B,
Par Value $.01 per Share, Liquidation Preference Amount $1,000 per Share
(or Depositary Shares Evidencing Fractional Interests in Such Shares)

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of 12,500 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $.01 per share, with a liquidation preference amount of $1,000 per share, referred to in this prospectus as the Series B Preferred Stock, or, in the event that shares of Series B Preferred Stock are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional shares of Series B Preferred Stock. We issued the Series B Preferred Stock pursuant to a Stock Purchase Agreement, dated August 25, 2011, between us and the Secretary of the Treasury, which we refer to as either the Treasury or the initial selling securityholder, in connection with our participation in the Small Business Lending Fund program, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, referred to as the Securities Act.

The initial selling securityholder and its successors, including transferees to whom the Treasury has transferred registration rights, which we collectively refer to in this prospectus as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The shares of Series B Preferred Stock are not listed on any national securities exchange, and unless requested by the Treasury to do so, we do not intend to seek a listing for the shares of Series B Preferred Stock on any exchange.

The securities offered by this prospectus are not savings accounts, deposits or other obligation of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This investment involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________________, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, up to 12,500 shares of Series B Preferred Stock, or depositary shares representing fractional shares of Series B Preferred Stock.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement.  You should read both this prospectus and, if applicable, any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell, or seeking offers to buy, shares of Series B Preferred Stock or depositary shares representing fractional shares of Series B Preferred Stock in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby. As used in this prospectus, “Horizon,” “we,” “our,” “ours” and “us” refer to Horizon Bancorp and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

References to “we,” “us,” “our” and “Horizon” refer to Horizon Bancorp, and its subsidiaries, including Horizon Bank, N.A., unless the context otherwise requires. The term “you” refers to a prospective investor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Horizon intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for the purposes of these safe harbor provisions. Statements in this report should be considered in conjunction with the other information available about Horizon, including the information in the other filings we make with the Securities and Exchange Commission. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Horizon’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on Horizon’s future activities and operating results include, but are not limited to:

•	Credit risk: the risk that loan customers or other parties will be unable to perform their contractual obligations;

•	Market risk: the risk that changes in market rates and prices will adversely affect our financial condition or results of operation;

•	Liquidity risk: the risk that Horizon or the Bank will have insufficient cash or access to cash to meet its operating needs;

•	Operational risk: the risk of loss resulting from fraud, inadequate or failed internal processes, people and systems, or external events;

•	Economic risk: the risk that the economy in our markets could decline further resulting in increased unemployment, decreased real estate values and increased loan charge-offs; and

•	Compliance risk: the risk of additional action by Horizon’s regulators or additional regulation could hinder our ability to do business profitably.

Additional risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission. See “Risk Factors” beginning on page 4 of this prospectus. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this prospectus. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

We disclaim any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

HORIZON BANCORP

We are a bank holding company incorporated in the State of Indiana and headquartered in Michigan City, Indiana. We provide a broad range of banking services in Northwestern Indiana and Southwestern Michigan through our bank subsidiary, Horizon Bank, N.A. (the “Bank”), and other affiliated entities. The Bank operates twenty-one full service offices and one loan production office. Our common stock is listed on the NASDAQ Global Market under the trading symbol “HBNC.” Our primary regulator is the Board of Governors of the Federal Reserve System, referred to herein as the Federal Reserve Board.

Our executive and administrative offices are located at 515 Franklin Square, Michigan City, Indiana 46360, and our telephone number is (219) 879-0211.

On August 25, 2011, we entered into a Securities Purchase Agreement with the Secretary of the Treasury pursuant to which we issued to the Treasury 12,500 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (“Series B Preferred Stock”), for aggregate proceeds of $12,500,000. The Securities Purchase Agreement was entered into, and the shares of Series B Preferred Stock were issued, pursuant to the Treasury’s Small Business Lending Fund program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. Horizon’s rights and obligations with respect to the Series B Preferred Stock are set forth in the Securities Purchase Agreement and in the Certificate of Designation for the Series B Preferred Stock that we filed with the Secretary of State of the State of Indiana.

The issuance of the Series B Preferred Stock was completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act. In accordance with the Securities Purchase Agreement, we are required to register for resale the shares of Series B Preferred Stock. This registration also includes depositary shares, representing fractional interests in the Series B Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series B Preferred Stock if the Treasury requests that we deposit the Series B Preferred Stock with a depositary under a depositary arrangement. We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 with respect to the securities offered by this prospectus.

RISK FACTORS

An investment in Horizon’s securities is subject to risks inherent to our business. The material risks and uncertainties that management believes currently affect Horizon are described below. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the forward-looking statements. All forward-looking statements in this prospectus are current only as of the date on which the statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

Risks Related to Our Business

As a financial institution, we are subject to a number of risks relating to our day-to-day business.

As a financial institution, we are subject to a number of risks relating to our daily business. Although we undertake a variety of efforts to manage and control those risks, many of the risks are outside of our control. Among the risks we face are the following:

•	Credit risk: the risk that loan customers or other parties will be unable to perform their contractual obligations;

•	Market risk: the risk that changes in market rates and prices will adversely affect our financial condition or results of operation;

•	Liquidity risk: the risk that Horizon or the Bank will have insufficient cash or access to cash to meet its operating needs;

•	Operational risk: the risk of loss resulting from fraud, inadequate or failed internal processes, people and systems, or external events;

•	Economic risk: the risk that the economy in our markets could decline further resulting in increased unemployment, decreased real estate values and increased loan charge-offs; and

•	Compliance risk: the risk of additional action by our regulators or additional regulation could hinder our ability to do business profitably.

The current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations.

We are operating in a challenging and uncertain economic environment, including generally uncertain national conditions and local conditions in our markets. The capital and credit markets have been experiencing volatility and disruption since 2008. This presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. Our financial statements have been prepared using values and information currently available to us, but given this volatility, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values and the allowance for loan losses, which could negatively impact our ability to meet regulatory capital requirements and maintain sufficient liquidity. The risks associated with our business become more acute in periods of a slowing economy or slow growth such as we began experiencing in the latter half of 2008 and which have continued in 2011. Financial institutions continue to be affected by sharp declines in the real estate market and constrained financial markets. While we continue to take steps to decrease and limit our exposure to residential construction and land development loans and home equity loans, we nonetheless retain direct exposure to the residential and commercial real estate markets, and we are affected by these events.

Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job loss, could have an adverse effect on our borrowers or their customers, which could adversely affect our financial condition and results of operations. In addition, the national economic recession or further deterioration in local economic conditions in our markets could drive losses beyond that which is provided for in our allowance for loan losses and result in the following other consequences: increases in loan delinquencies, problem assets and foreclosures; demand for our products and services may decline; deposits may decrease, which would adversely impact our liquidity position; and collateral for our loans, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

Our financial performance may be adversely impacted if we are unable to continue to grow our commercial and consumer loan portfolios, obtain low-cost funds and compete with other providers of financial services.

Our ability to maintain our history of record earnings year after year will depend, in large part, on our ability to continue to grow our loan portfolios and obtain low-cost funds. For the past five years, we focused on increasing consumer loans, and we intend to continue to emphasize and grow consumer, as well as commercial loans in the foreseeable future. This represented a shift in our emphasis from prior years when we focused on mortgage banking services, which generated a large portion of our income during those years.

We have also funded our growth with low-cost consumer deposits, and our ability to sustain our growth will depend in part on our continued success in attracting and retaining such deposits or finding other sources of low-cost funds.

Another factor in maintaining our history of record earnings will be our ability to expand our scope of available financial services to our customers in an increasingly competitive environment. In addition to other banks, our competitors include credit unions, securities brokers and dealers, mortgage brokers, mortgage bankers, investment advisors, and finance and insurance companies. Competition is intense in most of our markets. We compete on price and service with our competitors. Competition could intensify in the future as a result of industry consolidation, the increasing availability of products and services from non-banks, greater technological developments in the industry, and banking reform.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase our interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, since July 21, 2011, financial institutions can offer interest on demand deposits to compete for customers. We are offering interest on demand deposits, but we do not expect this change to have a material adverse effect on our financial condition and results of operations.

Our commercial and consumer loans expose us to increased credit risks.

We have a large percentage of commercial and consumer loans. Commercial loans generally have greater credit risk than residential mortgage loans because repayment of these loans often depends on the successful business operations of the borrowers. These loans also typically have much larger loan balances than residential mortgage loans. Consumer loans generally involve greater risk than residential mortgage loans because they are unsecured or secured by assets that depreciate in value. Although we undertake a variety of underwriting, monitoring and reserving protections with respect to these types of loans, there can be no guarantee that we will not suffer unexpected losses, and recently, we have experienced an increase in the default rates in our consumer loan portfolio, particularly relating to indirect auto loans.

Our holdings of construction, land and home equity loans, may pose more credit risk than other types of mortgage loans.

In light of current economic conditions, construction loans, loans secured by commercial real estate and home equity loans are considered more risky than other types of mortgage loans. Due to the disruptions in credit and housing markets, real estate values have decreased in most areas of the U.S., and many of the developers to whom we lend experienced a decline in sales of new homes from their projects. As a result of this market disruption, some of our land and construction loans have become non-performing as developers are unable to build and sell homes in volumes large enough for orderly repayment of loans and as other owners of such real estate (including homeowners) were unable to keep up with their payments. We believe we have established adequate reserves on our financial statements to cover the credit risk of these loan portfolios. However, there can be no assurance that losses will not exceed our reserves, and ultimately result in a material level of charge-offs, which could adversely impact our results of operations, liquidity and capital.

The allowance for loan losses may prove inadequate or be negatively affected by credit risk exposures.

Our business depends on the creditworthiness of our customers. We periodically review the allowance for loan and lease losses for adequacy considering economic conditions and trends, collateral values, and credit quality indicators, including past charge-off experience and levels of past due loans and non-performing assets. There is no certainty that the allowance for loan losses will be adequate over time to cover credit losses in the portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets. If the credit quality of the customer base materially decreases, if the risk profile of a market, industry or group of customers changes materially, or if the allowance for loan losses is not adequate, our business, financial condition, liquidity, capital, and results of operations could be materially adversely affected.

Changes in market interest rates could adversely affect our financial condition and results of operations.

Our financial condition and results of operations are significantly affected by changes in market interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities. Our profitability depends on our ability to manage our assets and liabilities during periods of changing market interest rates. If rates increase rapidly as a result of an improving economy, we may have to increase the rates paid on our deposits and borrowed funds more quickly than loans and investments re-price, resulting in a negative impact on interest spreads and net interest income. The impact of rising rates could be compounded if deposit customers move funds from savings accounts to higher rate certificate of deposit accounts. Conversely, should market interest rates fall below current levels, our net interest margin could also be negatively affected, as competitive pressures could keep us from further reducing rates on our deposits, and prepayments and curtailments on assets may continue. Such movements may cause a decrease in our interest rate spread and net interest margin, and therefore, decrease our profitability.

Changes in interest rates also could affect loan volume. For instance, an increase in interest rates could cause a decrease in the demand for mortgage loans (and other loans), which could result in a significant decline in our revenue stream.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Increases in interest rates may decrease loan demand and/or may make it more difficult for borrowers to repay adjustable rate loans. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities.

A continued economic slowdown in Northwestern Indiana and Southwestern Michigan could affect our business.

Our primary market area for deposits and loans consists of LaPorte and Porter Counties in Northwestern Indiana and Berrien County in Southwestern Michigan. During 2011, unemployment rates have remained at or near record levels in our primary market area, resulting in continued high levels of consumer delinquencies and bankruptcy filings. The continued economic slowdown could hurt our business. The possible consequences of such a continued downturn could include the following:

•	increases in loan delinquencies and foreclosures;

•	declines in the value of real estate and other collateral for loans;

•	an increase in loans charged off;

•	a decline in the demand for our products and services;

•	an increase in non-accrual loans and other real estate owned.

The loss of key members of our senior management team could affect our ability to operate effectively.

We depend heavily on the services of our existing senior management team, particularly our CEO Craig M. Dwight, to carry out our business and investment strategies. As we continue to grow and expand our business and our locations, products and services, we will increasingly need to rely on Mr. Dwight’s experience, judgment and expertise as well as that of the other members of our senior management team and will also need to continue to attract and retain qualified banking personnel at all levels. Competition for such personnel is intense in our geographic market areas. If we are unable to attract and retain talented people, our business could suffer. The loss of the services of any senior management personnel, particularly Mr. Dwight or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our consolidated results of operations, financial condition and prospects.

We may need to raise additional capital in the future, and such capital may not be available when needed or at all.

We may need to raise additional capital in the future to fund acquisitions and to provide us with sufficient capital resources and liquidity to meet our commitments, regulatory capital requirements and business needs, particularly if our asset quality or earnings were to deteriorate significantly. Although we are currently, and have historically been, “well capitalized” for regulatory purposes, our capital levels are not far in excess of the well capitalized threshold, and we have been required to maintain increased levels of capital in the past in connection with certain acquisitions. Additionally, we periodically explore acquisition opportunities with other financial institutions, some of which are in distressed financial condition. Any future acquisition, particularly the acquisition of a significantly troubled institution or an institution of comparable size to us, may require us to raise additional capital in order to obtain regulatory approval and/or to remain well capitalized.

Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial performance. Economic conditions and the loss of confidence in financial institutions may increase our cost of funding and limit access to certain customary sources of capital, including inter-bank borrowings, repurchase agreements and borrowings from the discount window of the Federal Reserve.

We cannot guaranty that such capital will be available on acceptable terms or at all. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of debt purchasers, our depositors or counterparties participating in the capital markets may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. Moreover, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a materially adverse effect on our businesses, financial condition and results of operations and may restrict our ability to grow.

Potential acquisitions may disrupt our business and dilute stockholder value.

We periodically evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions and financial services companies. We generally seek merger or acquisition partners that are culturally similar and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. Acquiring other banks, businesses, or branches involves various risks commonly associated with acquisitions, including, among other things:

•	Potential exposure to unknown or contingent liabilities of the target company,

•	Exposure to potential asset quality issues of the target company,

•	Potential disruption to our business,

•	Potential diversion of our management’s time and attention away from day-to-day operations,

•	The possible loss of key employees, business and customers of the target company,

•	Difficulty in estimating the value of the target company, and

•	Potential problems in integrating the target company’s systems, customers and employees with ours.

As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving the payment of cash or the issuance of our debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. To the extent we were to issue additional common shares in any such transaction, our current shareholders would be diluted and such an issuance may have the effect of decreasing our stock price, perhaps significantly. Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our financial condition and results of operations.

The preparation of our financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the financial statements. One of our most critical estimates is the level of the allowance for loan losses. Due to the inherent nature of these estimates, we cannot provide absolute assurance that we will not have to increase the allowance for loan losses and/or sustain loan losses that are significantly higher than the provided allowance.

Our mortgage warehouse and indirect lending operations are subject to a higher fraud risk than our other lending operations.

We buy loans originated by mortgage bankers and automobile dealers. Because we must rely on the mortgage bankers and automobile dealers in making and documenting these loans, there is an increased risk of fraud to us on the part of the third-party originators and the underlying borrowers. In order to guard against this increased risk, we perform investigations on the loan originators with whom we do business, and we review the loan files and loan documents we purchase to attempt to detect any irregularities or legal noncompliance. However, there is no guarantee that our procedures will detect all cases of fraud or legal noncompliance.

Our mortgage lending profitability could be significantly reduced if we are not able to resell mortgages or experience other problems with this process.

Currently, we sell a substantial portion of the mortgage loans we originate. The profitability of our mortgage banking operations depends in large part upon our ability to aggregate a high volume of loans and to sell them in the secondary market at a gain. Thus, we are dependent upon the existence of an active secondary market and our ability to profitably sell loans into that market.

Our ability to sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by Fannie Mae, Freddie Mac and Ginnie Mae (the “Agencies”) and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Some of the largest participants in the secondary market, including the Agencies, are government-sponsored enterprises whose activities are governed by federal law. Any future changes in laws that significantly affect the activity of such government-sponsored enterprises could, in turn, adversely effect our operations.

In September 2008, Fannie Mae and Freddie Mac were placed into conservatorship by the U.S. government. Although to date, the conservatorship has not had a significant or adverse effect on our operations, it is currently unclear whether further changes would significantly and adversely affect our operations. In addition, our ability to sell mortgage loans readily is dependent upon our ability to remain eligible for the programs offered by the Agencies and other institutional and non-institutional investors. Our ability to remain eligible may also depend on having an acceptable peer-relative delinquency ratio for Federal Housing Authority (“FHA”) and maintaining a delinquency rate with respect to Ginnie Mae pools that are below Ginnie Mae guidelines. In the case of Ginnie Mae pools, we have repurchased delinquent loans from them in the past to maintain compliance with the minimum required delinquency ratios. Although these loans are typically insured as to principal by the FHA, such repurchases increase our capital and liquidity needs, and there can be no assurance that we will have sufficient capital or liquidity to continue to purchase such loans out of the Ginnie Mae pools if required to do so.

Any significant impairment of our eligibility with any of the Agencies could materially and adversely affect our operations. Further, the criteria for loans to be accepted under such programs may be changed from time-to-time by the sponsoring entity which could result in a lower volume of corresponding loan originations. The profitability of participating in specific programs may vary depending on a number of factors, including our administrative costs of originating and purchasing qualifying loans and our costs of meeting such criteria.

We are exposed to intangible asset risk; specifically, our goodwill may become impaired.

As of June 30, 2011, we had $8.4 million of goodwill and other intangible assets.  A significant and sustained decline in our stock price and market capitalization, a significant decline in our expected future cash flows, a significant adverse change in the business climate, or slower growth rates could result in further impairment of goodwill. If we were to conclude that a future write-down of our goodwill is necessary, then we would record the appropriate charge, which could be materially adverse to our operating results and financial position. For further discussion, see Notes 1 and 9, “Nature of Operations and Summary of Significant Accounting Policies” and

“Intangible Assets”, to the Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010.

We are subject to extensive regulation and changes in laws, regulations and policies could adversely affect our business.

Our operations are subject to extensive regulation by federal agencies. See “Supervision and Regulation” in the description of our Business in Part I of our 2010 Form 10-K for detailed information on the laws and regulations to which we are subject. As apparent from the recent Emergency Economic Stabilization Act (“EESA”), Troubled Asset Relief Program (“TARP”), the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Dodd-Frank Act of 2010 legislation, changes in applicable laws, regulations or regulator policies can materially affect our business. The likelihood of any major changes in the future and their effects are impossible to determine.

In addition to the EESA, TARP, ARRA and Dodd-Frank mentioned above, federal and state governments could pass additional legislation responsive to current credit conditions. As an example, the Bank could experience higher credit losses because of federal or state legislation or regulatory action that reduces the amount the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts. Also, the Bank could experience higher credit losses because of federal or state legislation or regulatory action that limits its ability to foreclose on property or other collateral or makes foreclosure less economically feasible.

The new laws described above, together with additional actions announced by the U.S. Department of the Treasury (the “Treasury”) and other regulatory agencies continue to develop. It is not clear at this time what impact, EESA, TARP, Dodd-Frank other liquidity and funding initiatives of the Treasury and other bank regulatory agencies that have been previously announced, and any additional programs that may be initiated in the future, will have on the financial markets and the financial services industry. The extreme levels of volatility and limited credit availability currently being experienced could continue to effect the U.S. banking industry and the broader U.S. and global economies, which will have an affect on all financial institutions, including Horizon.

Our inability to continue to accurately process large volumes of transactions could adversely impact our business and financial results.

In the normal course of business, we process large volumes of transactions. If systems of internal control should fail to work as expected, if systems are used in an unauthorized manner, or if employees subvert the system of internal controls, significant losses could result.

We process large volumes of transactions on a daily basis and are exposed to numerous types of operational risk. Operational risk resulting from inadequate or failed internal processes, people and systems includes the risk of fraud by persons inside or outside Horizon, the execution of unauthorized transactions by employees, errors relating to transaction processing and systems, and breaches of the internal control system and compliance requirements. This risk of loss also includes the potential legal actions that could arise as a result of the operational deficiency or as a result of noncompliance with applicable regulatory standards.

We establish and maintain systems of internal operational controls that are designed to provide us with timely and accurate information about our level of operational risk. While not foolproof, these systems have been designed to manage operational risk at appropriate, cost-effective levels. Procedures also exist that are designed to ensure that policies relating to conduct, ethics and business practices are followed. From time to time, losses from operational risk may occur, including the effects of operational errors.

While we continually monitor and improve the system of internal controls, data processing systems and corporate-wide processes and procedures, there can be no assurance that future losses will not occur.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately or timely addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We continually encounter technological changes.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements, and we may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Many of these transactions expose us to credit risk in the event of default by our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations or earnings.

The Standard & Poor’s downgrade in the U.S. government’s sovereign credit rating, and in the credit ratings of instruments issued, insured or guaranteed by certain related institutions, agencies and instrumentalities, could result in risks to Horizon and general economic conditions that we are not able to predict.

On August 5, 2011, Standard & Poor’s downgraded the United States long-term debt rating from its AAA rating to AA+. On August 8, 2011, Standard & Poor’s downgraded the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term U.S. debt. Instruments of this nature are key assets on the balance sheets of financial institutions, including the Bank. These downgrades could adversely affect the market value of such instruments, and could adversely impact our ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available. We cannot predict if, when or how these changes to the credit ratings will affect economic conditions. These ratings downgrades could result in a significant adverse impact to Horizon and could exacerbate the other risks to which Horizon is subject.

Risks Related to the Series B Preferred Stock

The Series B Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series B Preferred Stock; and the Series B Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series B Preferred Stock are equity interests in Horizon and do not constitute indebtedness. As such, the Series B Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims against Horizon with respect to assets available to satisfy claims against Horizon, including in a liquidation of Horizon. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series B Preferred Stock, dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant.

Horizon is an entity separate and distinct from the Bank, our principal subsidiary, and derives a significant portion of its revenue in the form of dividends from the Bank. Accordingly, Horizon is and will be dependent upon dividends from the Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series B Preferred Stock. Horizon’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements while maintaining its required capital. In the event the Bank is unable to pay dividends to Horizon, Horizon may not be able to pay dividends on the Series B Preferred Stock. In addition, the Series B Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series B Preferred Stock or to which the Series B Preferred Stock will be structurally subordinated.

An active trading market for the Series B Preferred Stock does not currently exist and is unlikely to develop.

The Series B Preferred Stock is not currently listed on any national securities exchange, and we do not intend to list the Series B Preferred Stock on a national securities exchange unless we are requested to do so by the Treasury. Even if requested to so do by the Treasury, it is not certain that such a listing can be achieved given the current exchange listing requirements, and even if listing is achieved, it is unlikely that an active trading market for the Series B Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active trading market does not develop, the market value and liquidity of the Series B Preferred Stock may be adversely affected.

Dividends on the Series B Preferred Stock are non-cumulative.

Dividends on the shares of Series B Preferred Stock are non-cumulative. If our Board of Directors does not authorize and declare a dividend on the Series B Preferred Stock for any dividend period, such unpaid dividend will not accrue and will not be payable to holders of the Series B Preferred Stock even if dividends are declared for any subsequent dividend period.

Initially the dividend rate on the Series Preferred Stock will fluctuate based on our level of Qualified Small Business Lending as compared to our Small Business Lending Baseline.

The per annum dividend rate on the shares of Series B Preferred Stock applicable to the first quarter is five percent. For the second through tenth quarters, the rate will be adjusted quarterly to reflect the percent of change in our Qualified Small Business Lending from our Small Business Lending baseline and may fluctuate between one percent and five percent per annum. The dividend rate will be a fixed rate for the eleventh quarter through the date that is four-and-a-half years from the issuance date of the shares of Series B Preferred Stock and will be based on the rate in effect for the tenth quarter. Depending on the percentage increase in our Qualified Small Business Lending over our Small Business Lending baseline, the fixed rate will be between one percent and five percent per annum. If there has been no increase (or a decrease) in our Qualified Small Business Lending over our Small Business Lending baseline, the fixed rate will be seven percent per annum. For all quarters subsequent to the four-and-one-half anniversary of issuance, the rate will be nine percent per annum.

Holders of the Series B Preferred Stock have limited voting rights.

Holders of the Series B Preferred Stock only have the right to vote as a separate class on certain matters relating to the rights of holders of Series B Preferred Stock and on certain corporate transactions. Except with respect to such matters, the Series B Preferred Stock does not have voting rights. The matters on which the holders of Series B Preferred Stock would have the right to vote include amendments to Horizon’s Articles of Incorporation adversely affecting the Series B Preferred Stock or certain fundamental transactions affecting the Series B Preferred Stock, and in connection with the authorization of stock senior to the Series B Preferred Stock. If Horizon misses five dividend payments on the Series B Preferred Stock, whether or not consecutive, the holder of the Series B Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer who will attend all meetings of Horizon’s Board of Directors, but such observer will not have the right to vote.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The consolidated ratios of fixed charges and preferred stock dividends to earnings for each of the five years indicated below and the six months ended June 30, 2011 and 2010 are as follows:

	Six Months
	Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007(1)	2006(1)
Earnings:
Income before income taxes	$7,667	$5,247	$13,397	$11,210	$10,834	$10,867	$10,322
Plus interest expense	8,613	11,018	20,875	27,894	32,885	42,260	37,135

Earnings including interest on deposits	16,280	16,265	34,272	39,104	43,719	53,127	47,457
Less interest on deposits	4,532	5,469	10,711	14,792	19,536	28,442	25,734

Earnings excluding interest on deposits	$11,748	$10,796	$23,561	$24,312	$24,183	$24,685	$21,723

Fixed charges and preferred stock dividend requirements (pre-tax):
Including interest on deposits and capitalized interest	$9,337	$11,876	$22,677	$29,614	$32,939	$42,260	$37,135
Less interest on deposits	4,532	5,469	10,711	14,792	19,536	28,442	25,734
	$4,805	$6,407	$11,966	$14,822	$13,403	$13,818	$11,401
Excluding interest on deposits

Ratio of earnings to fixed charges and preferred stock dividend requirements (pre-tax):
Including interest on deposits	1.74	1.37	1.51	1.32	1.33	1.26	1.28
Excluding interest on deposits	2.44	1.69	1.97	1.64	1.80	1.79	1.91

1. No shares of preferred stock were outstanding until December 19, 2008, when Horizon issued to the Treasury 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). The issuance was made pursuant to the Treasury’s Capital Purchase Program under the Troubled Asset Relief Program. On November 10, 2010, Horizon redeemed 6,250 shares of Series A Preferred Stock. On August 25, 2011, Horizon redeemed the remaining 18,750 shares of Series A Preferred Stock and also issued to the Treasury 12,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B.

REGULATORY CONSIDERATIONS

Horizon is registered as a bank holding company and is subject to regulation by, and the supervision of, the Federal Reserve under the Bank Holding Company Act of 1956, as amended. The Bank is regulated and supervised by the Office of the Comptroller of the Currency (“OCC”), and the Bank’s deposits are insured by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. Dividends from the Bank are the primary source of funds for payment of dividends to Horizon’s shareholders, and as a national bank, the Bank is subject to restrictions on the amount of dividends it may pay to Horizon.  Unless a national bank receives prior approval from the OCC, the bank may not declare a dividend if the total amount of all dividends (common and preferred), including the proposed dividend, declared by the bank in any current year exceeds the total of the bank's net income for the current year to date, combined with its retained net income for the preceding tow years, less the sum of any transfers required by the OCC and any transfers required to be made to a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend if the bank would be undercapitalized after the dividend payment is made.

Depository institutions, such as the Bank, also are affected by various federal and state laws, including those relating to consumer protection and similar matters. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to the Item I “Business” in our Annual Report on Form 10-K for the year ended December 31, 2010, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of the Series B Preferred Stock that may be resold by the selling securityholders. This description is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended and restated, including the Certificate of Designation with respect to the Series B Preferred Stock, which has been filed with the SEC and which is incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

General

Our Board of Directors has designated 12,500 of our preferred shares as Series B Preferred Stock, par value of $0.01 per share, all of which were issued to the Treasury on August 25, 2011. The Series B Preferred Stock was issued in a private placement not involving any public offering exempt from registration pursuant to Section 4(2) of the Securities Act.

Dividends Payable on Series B Preferred Stock

The Series B Preferred Stock will pay non-cumulative dividends in arrears on January 1, April 1, July 1 and October 1 of each year, as and if declared by our Board of Directors out of legally available funds. Dividends payable with respect to the Series B Preferred Stock are payable to holders of record of Series B Preferred Stock on the date that is the 15th calendar day immediately preceding the applicable dividend payment date or such other record date as our Board of Directors or any duly authorized committee of the Board of Directors determines, so long as such record date is not more than 60 nor fewer than 10 days prior to the applicable dividend payment date. With respect to all distributions, the Series B Preferred Stock will rank senior to common stock and pari passu with all existing preferred stock other than preferred shares that rank junior to any existing preferred shares.

The initial per annum dividend rate, as a percentage of the liquidation value, will be five percent. The dividend rate for the second through tenth quarterly dividend periods will be adjusted quarterly to reflect the amount of change in Horizon’s Qualified Small Business Lending over the baseline amount established in connection with the issuance of the Series B Preferred Stock and will range from one percent to five percent based on the following schedule:

Increase in	Interest Rate
Qualified Small Business Lending from the Baseline Amount	Second through Tenth Quarterly Dividend Periods	Eleventh Quarterly Dividend Period to Year 4.5	After Year 4.5
0% or less	5%	7%	9%
More than 0%, but less than 2.5%	5%	5%	9%
2.5% or more, but less than 5%	4%	4%	9%
5% or more, but less than 7.5%	3%	3%	9%
7.5% or more, but less than 10%	2%	2%	9%
10% or more	1%	1%	9%

If, at the beginning of the tenth full calendar quarter after the issuance of the Series B Preferred Stock, the amount of Qualified Small Business Lending has not increased over the baseline amount, then beginning April 1,

2014, and at the beginning of each calendar quarter thereafter, Horizon would be required to pay the Treasury a lending incentive fee equal to 2% per annum of the aggregate liquidation preference of the then-outstanding Series B Preferred Stock. This lending incentive fee terminates four and one-half years after the date of issuance of the Series B Preferred Stock.

The amount of the Qualified Small Business Lending baseline was calculated and reported to the Treasury in an “Initial Supplemental Report.” For the subsequent nine calendar quarters, Horizon will submit to the Treasury, concurrent with Horizon’s publication of its call report, a “Quarterly Supplemental Report” that will report the adjusted baseline amount. If applicable, the baseline will be increased by the amount of any gains realized by Horizon resulting from mergers and acquisitions, or purchases of loans.

For purposes of calculating the dividend rate, Qualified Small Business Lending is defined as the sum of all lending by Horizon of the following types, as reported in the most recent quarterly call report of the Bank:

(i)	commercial and industrial loans;

(ii)	owner-occupied nonfarm, nonresidential real estate loans;

(iii)	loans to finance agricultural production and other loans to farmers; and

(iv)	loans secured by farmland.

However, the following are excluded from the categories above: (A) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million or that is made to a borrower that had (or whose ultimate parent company had) more than $50 million in revenues during the most recent fiscal year ended as of the date of origination; (B) to the extent not included in (A) or (C), the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency, or a U.S. Government-sponsored enterprise; and (C) to the extent not included in (A) or (B), the portion of any loans held by Horizon for which the risk is assumed by a third party; and added to the amount determined above is the cumulative amount of net loan charge-offs with respect to Qualified Small Business Lending as measured since, and including, the quarter ending September 30, 2010. The baseline, calculated based on the Bank’s quarter-end Qualified Small Business Lending for the four quarters ended June 30, 2010, is $153,661,000.

Dividends on the Series B Preferred Stock are non-cumulative. If our Board of Directors does not declare a dividend on the Series B Preferred Stock for a particular dividend period, then the holders of the Series B Preferred Stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period. We must, however, within five calendar days, deliver to the holders of the  Series B Preferred Stock a written notice executed by our Chief Executive Officer and Chief Financial Officer stating the rationale for the decision of our Board of Directors not to declare dividends. Our failure to pay a dividend on the Series B Preferred Stock also will restrict our ability to pay dividends on and repurchase other classes and series of our stock. See “-- Restrictions on Common Stock Dividends and Repurchases.” Our failure to pay dividends on the Series B Preferred Stock for five or more dividend periods will give the holders of the Series B Preferred Stock the right to appoint a non-voting observer to our Board of Directors. See “--Voting Rights.”

Restrictions on Common Stock Dividends and Repurchases

Under the terms of the Series B Preferred Stock, Horizon may only declare and pay a dividend on its common stock or other stock junior to the Series B Preferred Stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend or such repurchase, the dollar amount of our Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital amount set forth in the Certificate of Designation relating to the Series B Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series B Preferred Stock (the “Tier 1 Dividend Threshold”). The Signing Date Tier 1 Capital Amount was $118,724,000. The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary, by ten percent for each one percent increase in Qualified Small Business Lending over the baseline level. If any dividend payable on the Series B Preferred Stock has not been paid, no dividends may be paid on the common stock and no common stock may be repurchased during that calendar quarter and the next three calendar quarters. If five quarterly dividend payments on the Series B Preferred Stock have not been made, whether or not consecutive, the Treasury will have the right to appoint an observer on the Board of Directors of Horizon until at least four consecutive quarterly dividend payments have been made. Under the terms of the Series B Preferred Stock, if Horizon fails to declare and pay dividends on the Series B Preferred Stock, Horizon may not effect any repurchase, or declare and pay dividends, on preferred shares ranking pari passu with the Series B Preferred Stock, junior preferred shares, or other junior securities, including the common stock, during the current quarter and for the next three quarters, except that, in any such quarter in which the dividend on the Series B Preferred Stock is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid a breach of a material covenant.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a financial holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of that dividend. See “Regulatory Considerations.”

Maturity and Redemption

The Series B Preferred Stock has no maturity date. Horizon may redeem all or part of the shares of Series B Preferred Stock at any time, subject to the approval of the Federal Reserve Board. The redemption price will be equal to the aggregate liquidation preference of the Series B Preferred Stock plus accrued but unpaid dividends and a pro rata portion of any lending incentive fee for the quarter during which the redemption occurs. All redemptions must be in an amount at least equal to 25% of the number of originally issued shares of Series B Preferred Stock, or 100% of the then-outstanding shares if the redemption is for less than 25% of the number of shares originally issued.

The shares of Series B Preferred Stock are not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series B Preferred Stock have no right to require the redemption or repurchase of any shares of the Series B Preferred Stock.

Conversion Rights

Holders of the shares of Series B Preferred Stock do not have any right to exchange or convert their shares of Series B Preferred Stock into shares of common stock or any other security.

Voting Rights

The Series B Preferred Stock is non-voting except with respect to matters that could affect the rights of the  holders of the Series B Preferred Stock, such as with respect to the issuance of shares senior to the Series B Preferred Stock, any amendment to the Certificate of Designation for the Series B Preferred Stock, or a merger, share exchange or similar transaction unless the shares of Series B Preferred Stock remain outstanding or are converted into preference securities that retain the former rights, preferences, voting powers, limitations and restrictions of the shares of Series B Preferred Stock. The Series B Preferred Stock is not convertible into common stock.

Registration Rights

The Series B Preferred Stock was issued in a private placement not involving any public offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Horizon has agreed to register the resale or secondary offering of the Series B Preferred Stock as promptly as practicable after the date of the issuance of the Series B Preferred Stock.

Liquidation Rights

The Series B Preferred Stock has a liquidation preference of $1,000 per share. In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series B Preferred Stock will be entitled to receive an amount per share equal to the liquidation preference, plus any unpaid dividends to the date of payment. Holders of the Series B Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series B Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series B Preferred Stock has been paid in full to all holders of Series B Preferred Stock and the corresponding amounts payable with respect to other shares of parity stock has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series B Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, lease, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

DESCRIPTION OF DEPOSITARY SHARES

In the Securities Purchase Agreement, we have agreed, if requested to do so by the Treasury, to enter into a depositary arrangement that provides for the deposit of the shares of Series B Preferred Stock and the issuance of depositary shares, each representing a fraction of a share of Series B Preferred Stock, as specified by the Treasury. If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share, of SBLF Preferred Stock, instead of whole shares of Series B Preferred Stock. The terms of any such depositary arrangement would be set forth in the depositary agreement, a copy of which we would filed with the SEC and which would be incorporated by reference into this prospectus. See “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The shares of Series B Preferred Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the Series B Preferred Stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the shares of Series B Preferred Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell short the securities and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the shares of Series B Preferred Stock will be the purchase price of the securities less discounts and commissions, if any. In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of Series B Preferred Stock, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the shares of Series B Preferred Stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Series B Preferred Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Series B Preferred Stock pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number of shares of Series B Preferred Stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to register the securities and bear substantially all expenses in connection with the registration of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On August 25, 2011, we issued shares of the Series B Preferred Stock covered by this prospectus to the Treasury, which is also referred to as the initial selling securityholder in this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are 12,500 shares of Series B Preferred Stock, constituting all of the issued and outstanding shares of Series B Preferred Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently, to our knowledge, no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering. For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

In addition to Horizon’s issuance of the Series B Preferred Stock to the Treasury pursuant to the Small Business Lending Program on August 25, 2011, Horizon also issued securities to the Treasury in 2008 under the Troubled Asset Relief Program Capital Purchase Program. On December 19, 2008, Horizon issued 25,000 shares of  Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), and  a warrant to purchase 212,104 shares of Horizon’s common stock, for an aggregate purchase price of $25,000,000 in cash. On November 10, 2010, Horizon redeemed 25%, or $6.25 million, of the shares of the Series A Preferred Stock, reducing the Treasury’s Series A Preferred Stock investment in Horizon to $18.75 million. On August 25, 2011, Horizon used the proceeds from the sale of its Series B Preferred Stock to the Treasury, together with otherwise available funds, to redeem the remaining 18,750 outstanding shares of Series A Preferred Stock. The Treasury continues to hold the warrant to purchase 212,104 shares of Horizon’s common stock at an exercise price of $17.68 per share, subject to anti-dilution adjustments.  Under the terms of the Repurchase Letter Agreement, dated August 25, 2011, between Horizon and the Treasury, the Treasury has been deemed to have provided Horizon with notice of the Treasury’s intent to sell the Warrant.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Barnes & Thornburg LLP.

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, incorporated by reference in this prospectus have been so incorporated in reliance on the report of BKD, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.  Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov or on our website at www.accesshorizon.com. The information on the website listed above is not and should not be considered part of this prospectus and is not incorporated by reference in this document. This website is and is only intended to be an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities under this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. The information incorporated by reference into this prospectus is considered a part of this prospectus, and information that we file later with the SEC, prior to the termination of the offering of the securities under this prospectus, will automatically update and supersede the previously filed information.

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2010.

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2011 and June 30, 2011.

•	Our Current Reports on Form 8-K filed on May 6, 2011; August 2, 2011; August 26, 2011; September 13, 2011 (as amended September 15, 2011); and September 16, 2011.

You may request a copy of these filings (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates), at no cost, by writing to or telephoning us at the following address:

Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
Attn: Mary McColl
(219) 879-0211

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Horizon (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,451.25
Legal fees and expenses	$30,000.00
Accounting Fees	$5,000.00
Miscellaneous Expenses	$2,000.00
Total expenses	$38,451.25

Item 15.	Indemnification of Directors and Officers

Horizon Bancorp is an Indiana corporation. Horizon’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Horizon’s Articles of Incorporation provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation also provide that any director or officer of Horizon or any person who is serving at the request of Horizon as a director or officer of another entity shall be indemnified and held harmless by Horizon to the same extent as Horizon’s directors and officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. Horizon’s Articles of Incorporation also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition. The Articles of Incorporation also provide that Horizon has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.

The Articles of Incorporation also authorize Horizon to maintain insurance to protect itself and any director, officer, employee or agent of Horizon against expense, liability or loss, whether or not Horizon would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation. Horizon currently maintains such insurance.

Item 16.	Exhibits

Exhibit No.	Description
4.1
Certificate of Designation for Senior Non-Cumulative Perpetual Preferred Stock, Series B, as amended (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on August 26, 2011 and incorporated herein by reference).

4.2
Form of Certificate for Senior Non-Cumulative Perpetual Preferred Stock, Series B (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on August 26, 2011 and incorporated herein by reference).

4.3
Securities Purchase Agreement, dated August 25, 2011, between Horizon Bancorp and the Secretary of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 26, 2011 and incorporated herein by reference).

5.1	Opinion of Barnes & Thornburg LLP.
12.1	Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23.1	Consent of BKD, LLP.
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
24.1	Limited Power of Attorney.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or seller such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Michigan City, State of Indiana, on September 26, 2011.

HORIZON BANCORP

By:	/s/ Craig M. Dwight
Craig M. Dwight
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE(S)	DATE

/s/ Craig M. Dwight	President and Chief Executive Officer (Principal Executive Officer) and Director	September 26, 2011
Craig M. Dwight

/s/ Mark E. Secor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 26, 2011
Mark E. Secor

/s/ Robert C. Dabagia	Chairman of the Board and Director	September 26, 2011
Robert C. Dabagia

/s/ Susan D. Aaron	Director	September 26, 2011
Susan D. Aaron

/s/ Lawrence E. Burnell	Director	September 26, 2011
Lawrence E. Burnell

/s/ James B. Dworkin	Director	September 26, 2011
James B. Dworkin

/s/ Charley E. Gillispie	Director	September 26, 2011
Charley E. Gillispie

/s/ Daniel F. Hopp	Director	September 26, 2011
Daniel F. Hopp

/s/ Larry N. Middleton	Director	September 26, 2011
Larry N. Middleton

/s/ Peter L. Pairitz	Director	September 26, 2011
Peter L. Pairitz

/s/ Robert E. Swinehart	Director	September 26, 2011
Robert E. Swinehart

/s/ Spero W. Valavanis	Director	September 26, 2011
Spero W. Valavanis

EXHIBIT INDEX

Exhibit No.	Description
4.1
Certificate of Designation for Senior Non-Cumulative Perpetual Preferred Stock, Series B, as amended (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on August 26, 2011 and incorporated herein by reference).

4.2
Form of Certificate for Senior Non-Cumulative Perpetual Preferred Stock, Series B (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on August 26, 2011 and incorporated herein by reference).

4.3
Securities Purchase Agreement, dated August 25, 2011, between Horizon Bancorp and the Secretary of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 26, 2011 and incorporated herein by reference).

5.1	Opinion of Barnes & Thornburg LLP.
12.1	Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23.1	Consent of BKD LLP.
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
24.1	Limited Power of Attorney.